Exhibit 99.1

       Rockwell Medical Technologies, Inc. Reports Record Fourth Quarter;
                                  Sales up 43%

    WIXOM, Mich., March 6 /PRNewswire-FirstCall/ -- Rockwell Medical Technologies, Inc. (Nasdaq: RMTI), a leading, innovative manufacturer of hemodialysis products and developer of specialty pharmaceuticals focused on the end-stage-renal-disease (ESRD) market, reported fourth quarter and year end results today. Rockwell reported record quarterly sales of $9.2 million, up 43% over the fourth quarter of 2005 and increased spending on product development and drug approval costs for soluble ferric pyrophosphate (SFP). SFP product development and approval costs were $1.4 million or $.12 per share in the fourth quarter. Fourth quarter loss per share was ($.10).
    Sales for 2006 increased to $28.6 million compared to $27.7 million in 2005. Loss per share was ($.41) in 2006 compared to earnings per share of $.01 in 2005. Spending on SFP was $.43 per share in 2006.

    Fourth Quarter Highlights:

    -- Sales increased 43% to $9,228,500 compared to fourth quarter 2005.
    -- Sequential revenue growth of 25% over the third quarter exceeded internal expectations.
    -- Both domestic business and international orders increased dramatically in the fourth quarter.
    -- Gross profit margins showed sequential improvement of 2.4% over the third quarter of 2006.
    -- Submitted SFP Dose Ranging Study Protocol to FDA
    -- Received SFP patent grant in Poland
    -- Upgraded to the Nasdaq Global Market Exchange.

    2006 Highlights:

    -- Sales of $28.6 million increased $944,000 or 3.4% over 2005.
    -- Second half 2006 sales increased 38% over first half 2006 sales.
    -- Successful warrant exercise in January 2006 generated $9,000,000, primarily for SFP development.
    -- SFP Safety and Pharmacology testing program demonstrated excellent results to date.
    -- Received Canadian Patent for Dri-Sate System.
    -- Successful completion of licensing proprietary pharmaceutical/vitamin additive for our product line.
    -- Entire net loss of ($.41) per share due to SFP development costs of $.43 per share.

    Mr. Robert L. Chioini, Chairman and Chief Executive Officer of Rockwell Medical Technologies, Inc. stated, "We are extremely pleased with the progress we made during 2006 in advancing our strategic initiatives; building our core concentrate business and working towards gaining FDA market approval for our proprietary iron-delivery product SFP. During the last half of the year our concentrate business increased significantly in both international and domestic demand, resulting in unprecedented growth in the fourth quarter. Our SFP pharmacology program will be complete in the first half of 2007 and we are preparing to commence human clinical testing in the upcoming second quarter of 2007. We expect 2007 to be a dynamic year with opportunity for continued growth."

    Rockwell will be hosting a conference call to review its year end and fourth quarter results on Tuesday, March 6, 2007 at 11:00 am EST. Investors are encouraged to call in five minutes in advance of the call at 800-811-8845 or may listen on the web at the following link: http://investor.shareholder.com/media/index.cfm?c=RMTI&e=1&mediakey=A2FAB283B2
5BD82A09AC1C359F047CEF
    You may wish to copy this link and paste it to your browser.
    See www.rockwellmed.com for more details and playback options.

    Rockwell Medical Technologies, Inc. is a leading, innovative manufacturer and developer of concentrates and specialty pharmaceuticals focused on improving the quality of care for dialysis patients. Dialysis is a process that duplicates kidney function for those patients whose kidneys have failed to work properly and who suffer from chronic kidney failure, a condition also known as end-stage-renal-disease (ESRD). There are an estimated 360,000 dialysis patients in the United States and the incidence of ESRD has increased approximately 3-5% on average each year over the last five years, and over 1.5 million world-wide. Rockwell manufactures, markets and delivers high-quality dialysis solutions, powders and ancillary products that are used to cleanse the ESRD patient's blood and replace nutrients in the bloodstream. Rockwell's proprietary formulations for iron-delivery and vitamin/carnitine-delivery, utilizing its dialysate as the delivery mechanism are designed to provide renal therapy with unprecedented patient safety and efficacy while eliminating nursing time and supply cost. Rockwell offers the proprietary Dri-Sate(R) Dry Acid Concentrate Mixing System, RenalPure(R) Liquid Acid Concentrate, SteriLyte(R) Liquid Bicarbonate Concentrate, RenalPure(R) Powder Bicarbonate Concentrate, Blood Tubing Sets, Fistula Needles and a wide range of ancillary dialysis items. Visit Rockwell's website at www.rockwellmed.com for more information.

    Certain statements in this press release with respect to Rockwell's business and operations, including statements regarding FDA approval, the potential of Rockwell's proprietary Soluble Ferric Pyrophosphate (SFP) to capture market share, the potential for Rockwell's sales to increase, etc. constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's expectations and are based upon currently available information. Management of Rockwell believes the expectations reflected in the forward-looking statements made in this press release are based upon reasonable assumptions. However, certain factors could occur that might cause actual results to vary. These include, but are not limited to, delays or failure to obtain FDA approval of SFP, failure to obtain medicare or private insurance reimbursement approval, general economic conditions, economic conditions in the hemodialysis industry, modified regulatory requirements, competitive factors, and other factors discussed in Rockwell's reports filed with the Securities and Exchange Commission. These forward-looking statements should be considered in light of these risks and uncertainties.

               ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY
                         CONSOLIDATED INCOME STATEMENTS
  For the three and twelve months ended December 31, 2006 and December 31, 2005

                                 (Whole dollars)

                             Three Months    Three Months    Twelve Months   Twelve Months
                                 Ended           Ended           Ended           Ended
                             Dec. 31, 2006   Dec. 31, 2005   Dec. 31, 2006   Dec. 31, 2005
                             -------------   -------------   -------------   -------------
Sales                        $   9,228,502   $   6,456,152   $  28,638,859   $  27,694,955
Cost of Sales                    8,268,797       5,890,958      25,837,294      24,689,912
  Gross Profit                     959,705         565,194       2,801,565       3,005,043
Selling, General and
 Administrative                    748,875         585,556       2,661,419       2,520,670
Research & Product
 Development                     1,396,333         187,107       4,777,976         346,938
  Operating Income              (1,185,503)       (207,469)     (4,637,830)        137,435
Other Income                             -               -               -         137,468
Interest Expense, net              (30,468)         66,571         (62,851)        198,095
  Income Before
   Income Taxes                 (1,155,035)       (274,040)     (4,574,979)         76,808
Income Tax Expense                       -               -               -               -
  Net Income                 $  (1,155,035)  $    (274,040)  $  (4,574,979)  $      76,808

Basic Earnings per Share     $       (0.10)  $       (0.03)  $       (0.41)  $        0.01

Diluted Earnings per Share   $       (0.10)  $       (0.03)  $       (0.41)  $        0.01

               ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                        As of December 31, 2006 and 2005

                                 (Whole Dollars)

                                          DECEMBER 31,   DECEMBER 31,
                                              2006           2005
                                          ------------   ------------

ASSETS

Cash and Cash Equivalents                 $  2,662,873   $    299,031
Accounts Receivable, net of a reserve
  of $72,500 in 2006 and $70,000
  in 2005                                    3,474,402      2,836,072
Inventory                                    2,660,098      2,051,819
Other Current Assets                           261,473        193,158
  Total Current Assets                       9,058,846      5,380,080

Property and Equipment, net                  2,587,771      2,430,222
Intangible Assets                              457,846        394,819
Goodwill                                       920,745        920,745
Other Non-current Assets                       127,625        134,794
  Total Assets                            $ 13,152,833   $  9,260,660

LIABILITIES AND SHAREHOLDERS' EQUITY

Short Term Borrowings                     $          -   $  1,800,000
Notes Payable & Capitalized Lease
 Obligations                                   369,551        522,439
Accounts Payable                             2,920,258      1,795,393
Accrued Liabilities                          1,114,592        530,749
Customer Deposits                               48,274         33,558
  Total Current Liabilities                  4,452,675      4,682,139

Long Term Notes Payable &
 Capitalized Lease Obligations                 326,045        733,723

  Shareholders' Equity:
Common Shares, no par value, 11,500,349
 and 8,886,948 shares issued and
 outstanding                                23,147,709     12,628,539
Common Share Purchase Warrants, 0
 and 3,591,385 shares issued and
 outstanding                                         -      1,414,876
Accumulated Deficit                        (14,773,596)   (10,198,617)
  Total Shareholders' Equity                 8,374,113      3,844,798

  Total Liabilities And
   Shareholders' Equity                   $ 13,152,833   $  9,260,660

SOURCE  Rockwell Medical Technologies, Inc.
    -0-                             03/06/2007
    /CONTACT: Thomas Klema, CFO, +1-248-960-9009, or Ronald J. Aubrey, Investor Relations, +1-866-565-6139, both of of Rockwell Medical Technologies, Inc./
    /Web site:  http://rockwellmed.com/
    (RMTI)